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                                                EXHIBIT 3.15



                AMENDED ARTICLES OF INCORPORATION

                               OF

                HUSMAN SNACK FOODS COMPANY, INC.

          FIRST:    The name of the corporation is HUSMAN SNACK
FOODS COMPANY, INC.

          SECOND:   The place in the State of Ohio where its
principal office is located is the City of Cincinnati, Hamilton
County.

          THIRD:    The purpose of the corporation is to engage in
any lawful act or activity for which a corporation may be organized under the General Corporation Law.

          FOURTH:   The number of shares which the corporation is
authorized to have outstanding is Two Hundred (200), all of which are common shares with no par value.